Exhibit 10.1

Performance-Vested Stock Unit Agreement

On [GRANT DATE] SYNERGY RESOURCES CORPORATION, a Colorado corporation (the “Company”), pursuant to its 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), granted to the holder listed below (“Participant”), the performance-vested stock units set forth below (individually and collectively referred to as the “Performance-Vested Stock Units” or “PSUs”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Notice of Performance-Vested Stock Unit Award

Participant	[__________]
Grant Date	[ ]
Target Number of Performance-Vested Stock Units (“Target PSUs”)	[__________]
Overview
Pursuant to the terms and conditions set forth below, Participant may vest in 0% - 200% of the Target PSUs based on the relative total shareholder return (“TSR,” as defined below) of the Company over the Performance Period, measured against the PSU Peer Companies identified below. Except as set forth below under “Special Vesting Events,” Participant must be employed continuously from the Grant Date through the end of the Performance Period in order to vest in any PSUs hereunder.

Performance Period	January 1, 2016 – December 31, 2018

PSU Peer Companies
"PSU Peer Companies" means the thirteen companies listed below:
SM Energy Company
WPX Energy, Inc.
Gulfport Energy Corp.
Laredo Petroleum, Inc.
Rice Energy Inc.
Diamondback Energy, Inc.
Carrizo Oil & Gas Inc.
PDC Energy, Inc.
RSP Permian, Inc.
Matador Resources Company
Parsley Energy, Inc.
Callon Petroleum Company
Panhandle Oil and Gas Inc.

Any PSU Peer Company that ceases to be publicly traded on a national securities exchange at any time during the Performance Period, other than Failed Companies (as defined below) or Delisted Companies (as defined below), will be removed as PSU Peer Companies for the Performance Period. “Failed Companies” shall mean PSU Peer Companies that cease to be publicly traded on a national securities exchange at any time during the Performance Period as a result of a liquidation commenced under Chapter 7 of the Bankruptcy Code, an assignment of the Company’s assets for the benefit of creditors under applicable state law, or the commencement of a reorganization proceeding under Chapter 11 of the Bankruptcy Code. “Delisted Companies” shall mean PSU Peer Companies that cease to be publicly traded on a national securities exchange at any time during the Performance Period (irrespective of whether they again become publicly traded on a national securities exchange during the Performance Period) as a result of any involuntary failure to meet the listing requirements of such national securities exchange (such as any failure to meet the minimum common stock price requirement of the exchange), but shall not include any PSU Peer Company that does not meet the listing requirements as a result of any voluntary going private or similar transaction.

Award Determination
Except as set forth below under the headings “Special Vesting Events” and “Change in Control,” the number of PSUs earned by the Participant shall be determined in accordance with this section. At the end of the Performance Period, the PSU Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period with the highest TSR company being number 1 and the lowest TSR being the number of PSU Peer Companies, including the Company, remaining in the group at the end of the Performance Period, with any and all Failed Companies and Delisted Companies being ranked in last place on the list. In addition, of the PSU Peer Companies remaining in the group, the ones ranked first and last shall be disregarded from the overall ranking. Based on the Company's relative TSR rank among the remaining PSU Peer Companies (the “Remaining PSU Peer Companies”) for the Performance Period, Participant will vest in PSUs as determined by the Company's rank as follows:
• If the Company is ranked among the top four companies of the Remaining PSU Peer Companies (including the Company), Participant shall vest in 200% of the Target PSUs
• If the Company’s ranking is among five through eight (inclusive) of the Remaining PSU Peer Companies (including the Company), Participant shall vest in 100% of the Target PSUs
• If the Company is ranked nine or lower (inclusive) of the Remaining PSU Peer Companies (including the Company), but not last, Participant shall vest in 50% of the Target PSUs
• If the Company is ranked last of the of the Remaining PSU Peer Companies, no PSUs shall vest and the Participant shall not be entitled to any payment hereunder
Notwithstanding the foregoing, if the Company's overall TSR for the Performance Period is negative, no more than one hundred percent (100%) of the Target PSUs shall vest, irrespective of the Company’s TSR percentile rank.
Any fractionally vested PSU will be rounded down to the next whole number.

Special Vesting Events
Termination Without “Cause” or for “Good Reason”
In the event of the termination of Participant’s continuous employment by the Company without “cause” (as defined in the Plan), or for Good Reason (as defined below), then (A) the Participant’s Target PSUs shall be reduced and upon termination shall be equal to the product of (i) the Target PSUs, multiplied by (ii) a fraction, (x) the numerator of which is the number of days Participant remained in continuous employment from the start of the Performance Period through the date of termination, and (y) the total number of days in the Performance Period, and (B) the Target PSUs shall remain outstanding and the Participant shall be entitled to receive payment (if any) in respect of such reduced Target PSUs at the end of the Performance Period or upon a Change in Control as if Participant’s employment had not terminated.
“Good Reason” shall mean the occurrence of any of the following without the express written consent of Participant, (i) a material reduction or change in Participant’s title or job duties, responsibilities and requirements inconsistent with Participant’s position with the Company and Participant’s prior duties, responsibilities and requirements, (ii) a material reduction in the Participant’s base salary or bonus opportunity unless a proportionate reduction is made to the base salary or bonus opportunity of all members of the Company’s senior management in accordance with a bona-fide downturn in the Company’s business; (iii) a change of more than 50 miles in the geographic location at which the Participant primarily performs services for the Company; or (iv) any material breach by the Company of any employment or severance agreement between the Company and the Participant. In the case of Participant’s allegation of Good Reason, (1) Participant shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, (2) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation, and (3) if the event is not timely remedied, the Participant must terminate employment within 30 days after the expiration of the cure period.
Death or Disability
In the event of the termination of Participant’s continuous employment with the Company on account of Participant’s death or Disability (as defined below), then the Performance Period shall be deemed to have ended as of the Participant’s termination of continuous employment, and Participant shall have earned one hundred percent (100%) of the Target PSUs. “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4).

Change in Control
In the event of a Change in Control (as defined in the Plan), the Performance Period shall end as of the date of the Change in Control, and the Participant will vest in that number of PSUs determined in accordance with the methodology set forth in the “Award Determination” section above, based on the Participant’s Target PSUs and the Company’s relative TSR as of the date of the Change in Control.

Payment
The Company shall issue to Participant one share of Common Stock for each PSU that vests hereunder, with the delivery of such Common Stock to occur as soon as reasonably practicable following the certification of results for the Performance Period, but in all events within seventy-four (74) days following the last day of the Performance Period (as same may be truncated upon a Change in Control or termination of employment).

Dividend Equivalent Right
Participant shall be entitled in respect of any vested PSUs to receive an additional amount in cash equal to the value of all dividends and distributions made between the Grant Date and the PSU payment date with respect to a number of shares of Common Stock equal to the number of vested PSUs (the “Dividend Equivalent Amounts”). The Dividend Equivalent Amounts shall be accumulated and paid on the date on which the PSUs to which they relate are paid.

TSR and Related Definitions
TSR
TSR for the Company or any PSU Peer Company shall mean the percentage equal to (x) the Performance Period Value Change (as defined below) divided by (y) the Beginning Value (as defined below).
Beginning Value
Beginning Value for the Company or any PSU Peer Company shall mean the Average Share Price for the twenty-one (21) trading days immediately preceding (and including, if applicable) the first day of the Performance Period.
Performance Period Value Change
Performance Period Value Change for the Company or any PSU Peer Company shall mean the result of: (1) Average Share Price (as defined below) for the last twenty-one (21) trading days of the Performance Period, minus (2) Beginning Value, plus (3) Dividends (cash or stock based on ex-dividend date) paid per share of company common stock over the Performance Period.
In the case of Change in Control, the actual share price used for consummation of the transaction shall be used in place of the Average Share Price (as defined below) for the last twenty-one (21) trading days of the Performance Period.

Average Share Price
Average Share Price for the Company or any PSU Peer Company shall mean the average daily closing price of the applicable company’s common stock over the relevant period on the principal securities exchange on which such shares are traded, as published by a reputable source.

Other Terms and Conditions	Are set forth in the accompanying Performance Vested Stock Unit Grant Terms and Conditions and the Plan.

By executing this letter below, Participant and the Company agree that the Performance-Vested Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and this Performance-Vested Stock Unit Agreement (including this Notice of Performance-Vested Stock Unit Award and the accompanying Performance-Vested Stock Unit Terms and Conditions) (the “Grant Documents”). Participant hereby represents and acknowledges that he or she has been provided the opportunity to review the Plan and the Grant Documents in their entirety, and Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Grant Documents.

IN WITNESS WHEREOF, the parties have executed this Performance-Vested Stock Unit Agreement, effective as of the day and year first above written.

SYNERGY RESOURCES CORPORATION        PARTICIPANT

_________________________________        _______________________________ Name                            Name
Title                            Date
Date

Performance-Vested Stock Unit Terms and Conditions

The following terms and conditions apply to the Performance-Vested Stock Units granted to Participant by the Company, as specified in the accompanying Notice of Performance-Vested Stock Unit Award.
1.    Grant of Performance-Vested Stock Units. Effective as of the Grant Date, the Company has issued to Participant a Performance-Vested Stock Unit award as set forth in the Notice of Performance-Vested Stock Unit Award and subject to the terms and conditions set forth therein, in these Performance-Vested Stock Unit Terms and Conditions, and in the Plan (which is incorporated herein by reference).
2.    Performance-Vested Stock Units Non-Transferable. Performance-Vested Stock Units (and related rights) may not be sold, assigned, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise.
3.     Vesting. Unless otherwise provided in the Plan, Participant’s Performance-Vested Stock Units shall vest in accordance with the terms and conditions set forth in the Notice of Performance-Vested Stock Unit Award.
4.    Payment. Payment in respect of vested Performance-Vested Stock Units shall be made at the time(s) and in the form(s) set forth in the Notice of Performance-Vested Stock Unit Award.
5.    Termination of Employment; Forfeiture. Upon the termination of Participant’s continuous employment with the Company or its Subsidiaries for any reason, any Performance-Vested Stock Units that have not vested or that are not entitled to continued vesting in accordance with Paragraph 3 and the Notice of Performance-Vested Stock Unit Award shall immediately be forfeited. Upon forfeiture, Participant shall have no further rights with respect to such Performance-Vested Stock Units and related Dividend Equivalent Amounts.
6.    Tax Treatment; Section 409A. Participant may incur tax liability as a result of the receipt of Performance-Vested Stock Units and payments thereunder. Participant should consult his or her own tax adviser for tax advice. Participant acknowledges that the Administrator, in the exercise of its sole discretion and without Participant’s consent, may amend or modify the Grant Document in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide Participant with notice of any such amendment or modification. This Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify Participant for any failure to do so.
7.    Tax Withholding. Participant shall make appropriate arrangements with the Company to provide for payment of all federal, state, local or foreign taxes of any kind required by law to be withheld in respect of Participant’s Performance-Vested Stock Units. Such arrangements may include, but are not limited to, the payment of cash directly to the Company, withholding by the Company from other cash payments of any kind otherwise due Participant, or share withholding as described below. Subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion for any reason or no reason, Participant may elect to satisfy the minimum statutory withholding obligations, in whole or in part, (i) by having the Company withhold shares otherwise issuable to Participant or (ii) by delivering to the Company shares of Common Stock already owned by Participant. The shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations. The Fair Market Value of the shares used to satisfy the withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election to withhold shares shall be irrevocable, made in writing, signed by Participant, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate.

8.    Investment Representations. The Administrator may require Participant (or Participant’s estate or heirs) to represent and warrant in writing that the individual receiving Shares under the PSU award intends to hold the shares for investment purposes and without any present intention to distribute such Shares, and to make such other representations as are deemed necessary or appropriate by the Company.
9.    Stockholder Rights. Participant and Participant’s estate or heirs shall not have any rights as a stockholder of the Company until Participant becomes the holder of record of such Shares, and adjustments shall be made for dividends or other distributions or other rights as to which there is a record date prior to the date Participant becomes the holder of record of such Shares solely as provided in the Plan.
10.    Additional Requirements. The transfer of any Shares hereunder shall be effective only at such time as the Company shall have determined that the issuance and delivery of such Shares is in compliance with all applicable laws and the requirements of any securities exchange on which the Shares are then traded. Participant acknowledges that Shares acquired upon vesting of the PSUs may bear such legends as the Company deems appropriate to comply with applicable federal, state or foreign securities laws. In connection therewith and prior to the issuance of the Shares, Participant may be required to deliver to the Company such other documents as may be reasonably necessary to ensure compliance with applicable laws.
11.    Consent Relating to Personal Data. Participant, although under no obligation to do so, voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 11. The Company and its Subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance-Vested Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor (“Data”). The Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan and the Company and/or any of its Subsidiaries may each further transfer

Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Participant authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

12.    Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Performance-Vested Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

13.    Electronic Delivery. PARTICIPANT HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE GRANT DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO PARTICIPANT BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. PARTICIPANT ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING PARTICIPANT THAT THE PLAN DOCUMENTS ARE AVAILABLE IN HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

14.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to Participant, to Participant’s address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

15.    Amendment. The Grant Documents may be amended by the Administrator at any time without Participant’s consent if such amendment does not materially and adversely affect the Participant’s rights under the Grant Documents. In all other cases, the Grant Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Participant.

16.    Relationship to Plan. Nothing in the Grant Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Grant Documents, the terms of the Plan shall prevail.

17.    Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of these Performance-Vested Stock Unit Terms and Conditions. The invalidity or unenforceability of any provision of the Grant Documents shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.

18.    Waiver. Any provision contained in the Grant Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

19.    Binding Effect. The Grant Documents shall be binding upon and inure to the benefit of the Company and to Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

20.    Rights to Employment. Nothing contained in the Grant Documents shall be construed as giving Participant any right to be retained in the employ of the Company and the Grant Documents are limited solely to governing the parties’ rights and obligations with respect to the Performance-Vested Stock Units.

21.    Governing Law. The Grant Documents shall be governed by and construed in accordance with the laws of the state in which the Company is incorporated, without regard to the choice of law principles thereof.

22.    Company Policies to Apply. The sale of any shares of Common Stock received as payment under the Performance-Vested Stock Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Performance-Vested Stock Units is subject in all respects to any Company compensation clawback policies that may be in effect from time to time.

23.    Section 409A Compliance. The intent of the parties is that payments and benefits under these Grant Documents be exempt from Section 409A of the Code as “short-term deferrals,” and the Grant Documents shall be interpreted and administered accordingly. Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant in connection with the PSUs awarded hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold Participant harmless from any or all of such taxes or penalties.